CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)                                  YEAR ENDED DECEMBER 31,

EXCLUDING INTEREST ON DEPOSITS:       1996     1995     1994     1993     1992
                                     ------   ------   ------   ------   ------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
     INTEREST ON DEPOSITS) .........  3,435    4,110    5,906    6,324    5,826
  INTEREST FACTOR IN RENT EXPENSE ..    150      140      143      147      162
  DIVIDENDS--PREFERRED STOCK .......    261      553      505(A)   465      416
                                     ------   ------   ------   ------   ------

     TOTAL FIXED CHARGES ...........  3,846    4,803    6,554    6,936    6,404

INCOME:
  NET INCOME .......................  3,788    3,464    3,422(B) 1,919(C)   722
  INCOME TAXES .....................  2,285    2,121    1,189      941      696
  FIXED CHARGES (EXCLUDING PREFERRED
     STOCK DIVIDENDS) ..............  3,585    4,250    6,049    6,471    5,988
                                     ------   ------   ------   ------   ------

     TOTAL INCOME ..................  9,658    9,835   10,660    9,331    7,406
                                     ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS ...   2.51     2.05     1.63     1.35     1.16
                                     ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE ................. 12,409   13,012   14,902   16,121   16,327
  INTEREST FACTOR IN RENT EXPENSE ..    150      140      143      147      162
  DIVIDENDS--PREFERRED STOCK .......    261      553      505(A)   465      416
                                     ------   ------   ------   ------   ------
     TOTAL FIXED CHARGES ........... 12,820   13,705   15,550   16,733   16,905

INCOME:
  NET INCOME .......................  3,788    3,464    3,422(B) 1,919(C)   722
  INCOME TAXES .....................  2,285    2,121    1,189      941      696
  FIXED CHARGES (EXCLUDING PREFERRED
     STOCK DIVIDENDS) .............. 12,559   13,152   15,045   16,268   16,489
                                     ------   ------   ------   ------   ------
     TOTAL INCOME .................. 18,632   18,737   19,656   19,128   17,907
                                     ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS ...   1.45     1.37     1.26     1.14     1.06
                                     ======   ======   ======   ======   ======


(A)   CALCULATED ON A BASIS OF AN ASSUMED TAX RATE OF 29% FOR 1994.

(B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF $(56) MILLION.

(C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.